November 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Carolco Pictures, Inc.

Commission File No. 000-55353

Dear Sirs/Madams:

We have read Item 4.01(a) of Carolco Pictures, Inc.’s Form 8-K dated November 14, 2017 and we agree with the statements made therein. We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Very truly yours,

WEINBERG & COMPANY, P.A.

Los Angeles, California